Exhibit 99.1

Active Power Retracts Guidance for Third Quarter based on Lower than Expected Sales in China

AUSTIN, Texas (Sept. 5, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, will not achieve its revenue or earnings per share guidance for the third quarter ending Sept. 30, 2013, due primarily to lower than expected sales in China. The company expects lower sales in China through the end of 2013 and as a result does not expect to achieve its previously targeted year-over-year revenue growth, positive adjusted EBITDA, or breakeven to positive net income for full year 2013.

The lower than expected sales in China are due to disappointing results from the company’s distribution relationship in China. The company previously announced in error that a partnership agreement with Digital China Information Service Company Limited was entered into on April 30, 2013. However, the company’s previously announced agreement in China is with Qiyuan Network System Limited, which the company’s management discovered is neither an affiliate nor a subsidiary of Digital China Information Service Company Limited.

“While we remain optimistic about our long-term market opportunity in China, our experience this year in China has been very disappointing and for now is unpredictable,” said Steve Fife, CFO, and vice president of Finance, for Active Power.

Active Power plans to report full financial results for the third quarter of 2013 on Oct. 29, 2013.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to not achieving revenue or earnings per share guidance for the third quarter, expecting lower sales in China through the end of 2013 not expecting to achieve previously targeted year-over-year revenue growth, positive adjusted EBITDA, or breakeven to positive net income and remaining optimistic about our long-term market opportunity in China.  Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors including Qiyuan Network System Limited in China; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; and product performance and quality issues.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com